Exhibit 99.1

Agile Therapeutics Appoints Ajit S. Shetty, Ph.D., to its Board of Directors
Andrew Schiff, M.D. to step down from the Board

PRINCETON, N.J., February 24, 2016— Agile Therapeutics, Inc., (Nasdaq: AGRX) today announced that Ajit S. Shetty, Ph.D., has been appointed to the Company’s Board of Directors, effective February 24, 2016.  Dr. Shetty will serve on Agile’s Science & Technology and Nominating & Governance Committees.

“Dr. Shetty’s extensive pharmaceutical experience and expertise leading commercial operations, including manufacturing and supply chain management, will be a valuable contribution to our Board,” said Al Altomari, President and Chief Executive Officer of Agile.  “We welcome Ajit to our Board and look forward to his insight and guidance as we continue to execute on our core strategy to develop innovative women’s contraceptive healthcare products.”

Dr. Shetty spent 36 years at Johnson & Johnson (“J&J”) in a wide range of global roles.  From 2007 to 2012, he served as Corporate Vice President Enterprise Supply Chain reporting to the CEO and was responsible for the transformation and optimization of J&J’s supply chain.  Dr. Shetty served as Managing Director of Janssen Pharmaceutica, Belgium from 1999 to 2008, and was part of the management team that grew the Janssen Group of Companies from $1 billion to $8 billion in global sales.  Dr. Shetty held the position of Executive Vice President Finance from 1991 to 1999. As President of Janssen Pharmaceutica, U.S. from 1984 to 1990, Dr. Shetty was responsible for in-licensing Durogesic, the first transdermal pain medication, which became the fourth largest J&J product in 2008, with sales reaching $2 billion.

In recognition of his unique services as a business leader, Dr. Shetty was awarded the Right Honourable Sir and Title of Baron by King Albert II of Belgium in 2008 and the Life-Time Achievement Award by India in 2010.  He was elected “Manager of the Year 2004” by the magazine Trends and Kanaal Z.  Dr. Shetty serves as a Trustee of Carnegie Mellon University and has served on the corporate Advisory Board of Johns Hopkins Carey School of Business, the Board of Governors for GS1 (Global Standards), the Board of MCB Forum as Chairman, and the Supervisory Board of Cilag GMBH in Switzerland.  He earned a Ph.D. in Metallurgy and B.A. Natural Sciences from Trinity College, Cambridge University and a Master of Business Administration from Carnegie Mellon University.

Additionally, Agile announced that Andrew Schiff, M.D., has stepped down from his role on the Company’s Board of Directors effective February 24, 2016, in order to devote his full time efforts to his other commitments.

“I would like to thank Drew for the insights, guidance and support he provided throughout his long-standing tenure on Agile’s board,” stated Mr. Altomari.

In connection with Dr. Shetty’s appointment and Dr. Schiff’s resignation, the Company’s Board of Directors appointed John Hubbard, Ph.D., FCP, a current director of the Company, to serve as a member of the Board’s Audit Committee in place of Dr. Schiff, and replaced Dr. Hubbard on the Board’s Nominating and Corporate Governance Committee with Dr. Shetty.

About Agile

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com. The company may occasionally disseminate material, nonpublic information on the company website.

SOURCE   Agile Therapeutics